As filed with the Securities and Exchange Commission on May 6, 1999

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                ---------------

                        POST-EFFECTIVE AMENDMENT NO. 1 TO
                                    FORM S-8
                             REGISTRATION STATEMENT
                        Under the Securities Act of 1933

                                 ATEC GROUP INC.
             (Exact name of registrant as specified in its charter)

           Delaware                      5045                   13-3679659
(State or other jurisdiction      (Primary Standard          (I.R.S. Employer
       of incorporation        Industrial Classification    Identification No.)
       or organization)              Code Number)

                                 90 Adams Street
                            Hauppauge, New York 11716
                                 (516) 231-2832
             (Address and Telephone Number of Registrant's Principal
                          Executive Office)(Zip Code)

                                 ATEC GROUP INC.
                         1997 EMPLOYEE STOCK OPTION PLAN
                       (1,200,000 shares of Common Stock)
                            (full title of the plans)

                    Surinder Rametra, Chief Executive Officer
                                 ATEC Group Inc.
                                 90 Adams Street
                            Hauppauge, New York 11716
                                 (516) 231-2832
  (Name, Address & Telephone number, including area code, of agent for service)

                                ---------------

                                   Copies to:
                               Gary W. Mair, Esq.
                   Silverman, Collura, Chernis & Balzano, P.C.
                       381 Park Avenue South - Suite 1601
                            New York, New York 10016
                                 (212) 779-8600

                         CALCULATION OF REGISTRATION FEE

--------------------------------------------------------------------------------
                                Proposed        Proposed
Title of         Amount         maximum         maximum             Amount of
securities to    to be          offering price  aggregate           registration
be registered    registered(2)  per share (1)   offering price (1)  fee
--------------------------------------------------------------------------------
Common Stock(1)  1,200,000      3.9375          4,725,000           $1,431.82
--------------------------------------------------------------------------------

The registration fee has been previously paid pursuant to Rule 457 (h) (1).

(1) Calculated in accordance with 457(h)(1) using the average of the closing price for the Common Stock as reported on the NASDAQ SmallCap Market System on March 2, 1998.

(2) Adjusted to give effect to Atec's December 1997, one for five reverse stock split.

      Part 1 - Information Required in the Section 10(A) Prospectus

      The documents containing information specified in Part 1 (plan information and registrant information) will be sent or given to employees as specified by Rule 428(b)(1). Such documents need not be filed with the Securities and Exchange Commission either as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424. These documents and the documents incorporated by reference in this registration statement pursuant to Item 3 of Part 2 of this form taken together constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act of 1933, as amended.

                                 ATEC GROUP INC.

                        1,200,000 shares of common stock

                            -------------------------

      Certain officers, directors, employees and consultants of Atec Group Inc. may sell up to 1,200,000 shares of common stock. Atec Group Inc. will not receive any proceeds from this offering.

                            -------------------------

      Please see the risk factors beginning on page 6 to read about certain factors you should consider before buying shares of common stock.

                            -------------------------

      The common stock of Atec Group Inc. is listed on Nasdaq under the symbol ATEC. On May 3, 1999 the last sale price of the common stock on Nasdaq was $7.38.

      The mailing address of our principal executive offices is 90 Adams Street Happauge, New York 11716.

      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                   The date of this prospectus is May 6, 1999.

                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----
Atec Group Inc.................................................................5

Risk Factors...................................................................6

Where You Can Find More
  Information About Atec......................................................10

The Selling Stockholders......................................................11

Plan of Distribution..........................................................15

Transfer Agent and Registrar..................................................15

Legal Matters.................................................................16

Experts.......................................................................16

Disclosure of Commissions Position
On Indemnification for Securities Act Liabilities.............................16

Incorporation of Documents by Reference.......................................17

                                 Atec Group Inc.

      We provide a full line of computer and information technology products and services to business, professionals, government agencies and educational institutions. Our principal business includes the design and installation of computer systems. We provide end-to-end solutions by acting as the single source for purchases, custom configuration and design of computer systems, delivery and installation. We are capable of providing most of the needs of businesses and consumers, including high speed data transmission, local and wide area networks, video conferencing and Year 2000 solutions.

      We offer a full spectrum of services and support, which we believe, is of critical importance to our customers. The integration of networks, multimedia, video conferencing, high volume storage information and communication systems, has, in our opinion, necessitated technical support and continued client relations after the initial purchase. We believe that most consumer and business users do not possess the time to investigate and locate the various computer components necessary to establish an integrated computer system. We therefore strive to service all of our clients' technology needs in a cost-effective manner.

      Our marketing strategy is to educate business clients as to our ability to provide a "one-stop solution" to all computer needs from the initial purchase and installation processes through required service and maintenance and future expansion requirements. Our subsidiaries are authorized sales and service dealers for all major manufacturers. We sell to our customers an extensive selection of computer products at a competitive combination of price and service. We offer over 10,000 computer products from over 500 manufacturers including IBM, Compaq, Hewlett Packard, Apple, DEC, Hughes Networks, Microsoft, Novell, Oracle, Sybase and Toshiba.

      Our corporate headquarters are located at 90 Adams Avenue, Hauppauge, New York 11788. Our telephone number is (516) 231-2832.

                                  Risk Factors

      You should carefully consider the following factors and other information in this prospectus before deciding to invest in shares of common stock. This prospectus contains forward-looking statements which can be identified by the use of words such as "intend," "anticipate," "believe," "estimate," "project," or "expect" or other similar statements. These statements discuss future expectations, contain projections of results of operations or of financial condition, or state other forward-looking information. When considering these statements, you should keep in mind the risk factors described below and other cautionary statements in this prospectus. The risk factors described below and other factors noted throughout this prospectus, including certain risks and uncertainties, could cause our actual results to differ materially from those contained in any forward-looking statement.

We may not be able to compete in our industry due to industry-wide price reductions of computer products.

      The microcomputer industry has been characterized by intense price reductions among major hardware and software vendors. During the past several years all major hardware vendors have instituted aggressive price reductions in response to lower component costs and discount pricing by microcomputer manufacturers. Since many of these products are similar to ours, we must be able to match these price cuts. We may not be able to continue to compete effectively in this industry given these intense price reductions. If our competitors continue to reduce prices or develop other pricing or distribution strategies, our business may be negatively effected. Further, our current rate of revenue growth may not continue in the future and our future operations may not be profitable.

We must constantly adapt to rapid technological change.

      Our industry is characterized by rapidly changing technology, evolving industry standards, frequent new service and product introductions and enhancements, and changing customer demands. Our success will depend, in part, on our ability to adapt to these changes and developments. We must maintain adequate financial and technical resources in order to keep our systems and technologies from becoming incompatible or inefficient due to rapidly evolving software and computer hardware. If we are unable to adapt to these rapid changes and keep our software and hardware up to date, we may not be able to maintain profitability and our operations may be negatively affected.

      We are dependent on two suppliers for a substantial portion of our supplies, and two customers for a substantial portion of our revenue.

      We have two suppliers, Tech Data Corp. and Synnex Information Technologies, Inc., which together accounted for 50% of our purchases in fiscal 1998 and we have two customers, Hartford Computer Group and ACD Corp., which together accounted for 25% of our sales in fiscal 1998. The loss of these customers and/or suppliers could have a material adverse effect on our operations during the short-term until we were able to generate replacement sources, although there can be no assurance of obtaining new sources.

Our management has substantial control over us.

      Our officers and directors currently possess voting rights representing approximately 34% of our outstanding voting securities. Accordingly, our current management is able to exercise substantial control over us, including influencing the election of our directors, and to approve significant corporate transactions, including key mergers and acquisitions and subsequent financing transactions. Management will also have the ability to delay or prevent a change in our control and to discourage a potential acquirer of us or our securities. Accordingly, if you purchase our common stock, you may have no effective voice in our management.

We are dependent on Surinder Rametra.

      Our success is largely dependent on the personal efforts of Surinder Rametra. Although we have entered into employment agreements with Mr. Rametra, the loss of his services could have an adverse effect on our business and prospects. We do not maintain "key man" life insurance on the life of Mr. Rametra. The loss of Mr. Rametra's services, or the services of any of our key employees or officers, could negatively effect our business.

A substantial amount of our common stock is eligible for future sale.

      The market price of our common stock could drop as a result of sales of substantial amounts of our common stock in the public market following this offering, or the perception that these sales may occur. These factors could also make it more difficult for us to raise funds through future offerings of stock. A significant number of our outstanding shares of common stock are restricted securities as defined in Rule 144 under the Securities Act. A substantial portion of these restricted securities have been held for more than one year as of the date of this prospectus and are therefore currently eligible for public sale in accordance with the requirements of Rule 144. Rule 144 sales must be made in accordance with certain conditions, including, limitations as to the amount of shares that may be sold in any three-month period. Rule 144 also permits a sale, without any quantity limitation, by a person who is not an affiliate of the issuer and who has satisfied a two-year holding period.

      We cannot predict the effect that sales made under Rule 144, sales made in reliance on other exemptions under the securities laws or under registration statements may have on any then prevailing market price. Nevertheless, the possibility exists that the sale of any of these shares may have a depressive effect on the price of our securities in any public trading market.

We are susceptible to the Year 2000 risk.

      Many currently installed computer systems and software products are coded to accept only two digit entries in the date code field. As a result, software that records only the last two digits of the calendar year may not be able to distinguish whether "00" means 1900 or 2000. This may result in software failures or the creation of erroneous results. We believe that our products and internal systems are year 2000 compliant. We have confirmed our year 2000 compliance by obtaining representations by third party vendors of their products, year 2000 compliance, as well as specific testing of our products. The failure of products or systems maintained by third parties or our products and systems to be year 2000 compliant could cause us to incur significant expenses to remedy any problems, or seriously damage our business. We have not incurred significant costs for such purposes and we do not believe that we will incur significant costs for these purposes in the foreseeable future.

                 Where you can find more information about ATEC

      We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC's public reference room in Washington, D.C., New York, New York, and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public from our web site www.atecgroup.com or at the SEC's web site http://www.sec.gov.

      This prospectus does not contain all the information set forth in the registration statement, of which this prospectus is a part, and which we have filed with the Commission. The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and later information that we file with the SEC will automatically update and supercede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 14, or 15(d) of the Securities Exchange Act of 1934 until the selling stockholders sell all the shares. Additional updating information with respect to us may be provided in the future by means of appendices or supplements to the prospectus.

      We hereby undertake to provide without charge to each person to whom a copy of this prospectus is delivered, upon written or oral request of such person, a copy of any and all of the information that has been or may be incorporated herein by reference (other than exhibits to such documents unless such exhibits are specifically incorporated by reference into such documents. The following documents previously filed by Atec Group Inc. with the Securities and Exchange Commission are incorporated in this prospectus:

      (a) Atec's Current Reports on Forms 8-K dated November 18, 1997, and referencing events which occurred on November 18, 1997;

      (b) The description of our common stock contained in our registration statement on Form S-1, Registration No. 33-2070 and on Form SB-2, Registration No. 33-54356, and any amendment or report filed for the purpose of updating this description filed subsequent to the date of this prospectus and prior to the termination of this offering;

      (c) Atec's Annual Report on Form 10-K/A1 for its fiscal year ended June 30, 1998;

      (d) Atec's Quarterly Report on Form 10-Q for the six-month period ended, December 31, 1998;

      (e) the portions of our Proxy Statement for the Annual Meeting of Stockholders held on December 15, 1998, that have been incorporated by reference in our Annual Report on Form 10-K/A1;

      (f) All other reports filed by Atec pursuant to Section 13(a) and 15(d) of the Exchange Act since Atec's fiscal year ended, June 30, 1998.

      (g) the portions of our Proxy Statement for the Annual Meeting of Stockholders held on December 15, 1998, that have been incorporated by reference in our Annual Report on Form 10-K/A1;

      (h) All other reports filed by Atec pursuant to Section 13(a) and 15(d) of the Exchange Act since Atec's fiscal year ended, June 30, 1997.

      You may request a copy of these filings, at no cost, by writing or telephoning us at the following address: ATEC Group, Inc., 90 Adams Avenue, Hauppauge, New York 11788, telephone number (516) 231-2832.

      You should rely only on the information incorporated by reference or provided in this prospectus or any supplement. We have not authorized anyone else to provide you with different information. The selling stockholders will not make offers of these shares in any state where the offer is not permitted. You should not assume that the information in this prospectus or any supplement is accurate as of any date other than the date on the front of those documents.

                            The Selling Stockholders

      This Prospectus covers Option Shares and Restricted Shares that have been or may be acquired upon exercise of options held by the Selling Stockholders, named herein or to be supplementally named, as of May 3, 1999.

      The following table sets forth the name of each Selling Stockholder, the nature of his or her position, office, or other material relationship with Atec, the number of shares (as adjusted to give effect to Atec's 1997 one for five reverse stock split) of Common Stock beneficially owned by each Selling Stockholder prior to the offering, and the number of shares and (if one percent or more) the percentage of the class to be beneficially owned by a Selling Stockholder after the offering. Non-affiliate Selling Stockholders who hold less than 1,000 shares of Common Stock issued under the Plans, and not named below, may use this Prospectus for reoffers and resales of such Common Stock.

                                                                             Shares Owned
                                                                            After Offering
                              Shares Owned          Number of Shares                    Percentage of
Name                       Prior to Offering(1)     Offered Herein(2)      Number    Outstanding Shares(3)
----                       --------------------     -----------------      ------    ---------------------
Balwinder Singh Bathla              524,904                 124,000        400,904           5.7%
Arvinder Gulati                     205,861                  28,000        177,861           2.5%
Kenneth Bohacs                       12,543                   5,000          7,543           **
Pritam Singh Arora                   34,594                   4,384         30,210           **
Paramjit Singh                       41,088                   1,000         40,088           **
Somkiran Singh Sodhi                 44,309                   2,862         41,447           **
Jagjit Singh                            817                     817              0
Angela Abrahams                         712                     500            212           **

                                                                             Shares Owned
                                                                            After Offering
                              Shares Owned          Number of Shares                    Percentage of
Name                       Prior to Offering(1)     Offered Herein(2)      Number    Outstanding Shares(3)
----                       --------------------     -----------------      ------    ---------------------
Avnit Nanda                           2,461                   1,017          1,444           **
Arya Ranasinge                        2,218                   1,286            932           **
Avtar Singh Chera                       678                     678              0
Greg Deshields                        1,001                     917             84           **
Indu Singh                              408                     408              0
Ranjit Paniker                        6,267                   2,773          3,494           **
Prashath Vemuganti                    6,066                   2,890          3,176           **
Zeyad Shahidy                           400                     400              0
Nurpinder Bathla                     45,242                   3,116         42,126           **
Laurence Beaudoin                       549                     549              0
Steve Bolton                            549                     549              0
Scott Brown                             658                     658              0
Michael Chase                           274                     274              0
Wendy Gavert                            549                     549              0
Hira L. Gupta                           823                     823              0
Jaswant Mehta                           549                     549              0
Sumeet Murarka                          713                     713              0
Pamela Murarka                          329                     329              0

                                                                             Shares Owned
                                                                            After Offering
                              Shares Owned          Number of Shares                    Percentage of
Name                       Prior to Offering(1)     Offered Herein(2)      Number    Outstanding Shares(3)
----                       --------------------     -----------------      ------    ---------------------
Ranbir Singh                            817                   817               0
Satinder S. Talwar                    1,390                 1,390               0
Alan Kaufman                            378                   378               0
Henry Cipriani                          278                   278               0
Brent Sanders                         1,000                 1,000               0
Ramesh Mahajan                          300                   300               0
Alan Prefer                           8,000                 8,000               0
Sam Ruggeri                           5,068                 2,000           3,068             **
Rahul Rametra                        25,339                 1,001          24,338             **
Rhonda Garelli                          279                   239              40             **
Fred Wenze                              583                   523              60             **
Annie Ciavolella                      1,620                 1,420             200             **
Arlene Sander                           264                   224              40             **
Bir Singh                               369                   329              40             **
Gale Donofrio                           404                   344              60             **
Vijay Rametra                        88,243                 2,391          85,852             1.2%
Surinder Rametra, CEO, Dir.       1,387,801               757,000         630,801             9.0%
Ashok Rametra, COO, Dir.            432,000                45,000         387,000             5.5%
James Charles, CFO                   65,000                55,000          10,000             **
Rajnish Rametra                     138,457                24,963         113,494             1.6%
George Eagan, Director                8,500                 8,500               0
David Rebach, Director                8,500                 8,500               0
Akram A. Eldebassy                      239                   239               0
Alberto Vallifos                        100                   100               0
Christina Karina                        110                   100               0
Danile Rabindrani                       110                   110               0
Estelle Gordon                          110                   110               0
Gokul Thakur                            100                   100               0
Jagdeep Singh Sabharwal                  80                    80               0
Jagjit Singh                            817                   817               0
Richard Meyers                          165                   165               0
Sanjay Grover & Co.                     100                   100               0
Talwar Computer Systems               1,620                 1,620               0
Daniel Pineyro                          149                   149               0
Sandeep Saini                            40                    40               0

----------------------
** less than 1%

(1) For purposes of this table, each person listed above is deemed to own shares of common stock if he has the right to acquire the common stock within 60 days of May 3, 1999. For purposes of computing the percentage of outstanding shares of common stock held by each selling security holder, any security which they have the right to acquire within such date is deemed to be outstanding. Except as indicated in the footnotes to this table and pursuant to applicable community property laws, we believe, based on information supplied by selling security holder, that they have sole voting and investment power with respect to all the shares of common stock which they own.

(2)   Issued pursuant to the 1997 Plan.

(3)   Based on a total of 6,995,841 shares of Common Stock outstanding.

                              Plan of Distribution

      The selling stockholders may offer and sell the common stock from time to time at their discretion. They can sell their shares on Nasdaq or in the over-the-counter market or otherwise. They may sell at market prices at the time of sale, at prices related to the market price or at negotiated prices.

      Sales of selling stockholders' common stock may also be made in accordance with Rule 144 under the Securities Act, where applicable. The selling stockholders' shares may also be offered in one or more underwritten offerings, on a firm commitment or best efforts basis. ATEC will receive no proceeds from the sale of common stock by the selling stockholders.

      From time to time each of the selling stockholders may transfer, pledge, donate or assign selling stockholders' shares of common stock to lenders, family members and others and each of these persons will be deemed to be a "Selling Stockholder" for purposes of this prospectus. The number of selling stockholders' shares of common stock beneficially owned by those selling stockholders who so transfer, pledge, donate or assign selling stockholders' shares of common stock will decrease as and when they take these actions. The plan of distribution for selling stockholders' shares of common stock sold hereunder will otherwise remain unchanged, except that the transferees, pledgees, donees or other successors will be selling stockholders hereunder.

      Under applicable rule and regulations under the Exchange Act, any person engaged in the distribution of the common stock may not bid for or purchase shares of common stock during a period which commences one business day, 5 business days, if our public float is less than $25 million or its average daily trading volume is less than $100,000, prior to that person's participation in the distribution, subject to exceptions for certain passive market making activities. In addition and without limiting the foregoing, each selling stockholder will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, Regulation M which provisions may limit the timing of purchases and sales of shares of our common stock by the selling stockholder.

      We are bearing all costs relating to the registration of the shares of common stock, other than fees and expenses, if any, of counsel or other advisors to the selling stockholders. Any commissions, discounts or other fees payable to broker-dealers in connection with any sale of the shares of common stock will be borne by the selling stockholder selling shares of common stock.

                          Transfer Agent and Registrar

      Our transfer agent and registrar for our common stock is North American Transfer Company, 147 W. Merrick Road, Freeport, New York 11520.

                                  Legal Matters

      The legality of the shares offered hereby has been passed upon for us by Silverman, Collura, Chernis & Balzano, P.C., 381 Park Avenue South, Suite 1601, New York, New York 10016.

                                     Experts

      Our consolidated financial statements incorporated by reference in this registration statement, have been incorporated in this prospectus in reliance on the reports of Weinick Sanders Leventhal & Co., LLP, independent accountants, and given upon the authority of the firm as experts in accounting and auditing.

             Disclosure of Commission's Position on Indemnification
                         for Securities Act Liabilities

      Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers, and controlling persons, We have been advised that in the opinion of the SEC the indemnification is against public policy as expressed in the Securities Act and is, therefore unenforceable. In the event that a claim for indemnification against these liabilities, other than the payment by us of expense incurred or paid by one of our directors, officers, or controlling persons in the successful defense of any action, suit or proceeding) is asserted by a director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by a controlling precedent, submit to a court of appropriate jurisdiction the question whether this indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of these issues.

                                     Part II

Item 3. Incorporation of Documents by Reference

      The documents listed below have been filed by us with the Commission and are incorporated by reference:

      (a) Atec's Current Reports on Forms 8-K dated November 18, 1997, and referencing events which occurred on November 18, 1997;

      (b) The description of our common stock contained in our registration statement on Form S-1, Registration No. 33-2070 and on Form SB-2, Registration No. 33-54356, and any amendment or report filed for the purpose of updating this description filed subsesquent to the date of this prospectus and prior to the termination of this offering;

      (c) Atec's Annual Report on Form 10-K/A1 for its fiscal year ended June 30, 1998;

      (d) Atec's Quarterly Report on Form 10-Q for the six-month period ended, December 31, 1998;

      (e) the portions of our Proxy Statement for the Annual Meeting of Stockholders held on December 15, 1998, that have been incorporated by reference in our Annual Report on Form 10-K/A1;

      (f) All other reports filed by Atec pursuant to Section 13(a) and 15(d) of the Exchange Act since Atec's fiscal year ended, June 30, 1998.

      All documents filed by the Company with the Commission pursuant to sections 13, 14 or 15(d) of the Exchange Act subsequent hereto, but prior to the termination of the offering of securities made by this Registration Statement shall be deemed to be incorporated by reference herein and to be part hereof from their respective dates of filing.

      Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement, to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities

      Not Applicable.

Item 5. Interest of Named Experts and Counsel

      The legality of the shares offered hereby has been passed upon for the Company by Silverman, Collura, Chernis & Balzano, P.C., 381 Park Avenue South, New York, New York 10016.

Item 6. Indemnification of Directors and Officers

      Section 145 of the General Corporation Law of the State of Delaware and
Article 7 of the Company's Articles of Incorporation contain provisions for indemnification of officers, directors, employees and agents of the Company. The Articles of Incorporation require the Company to indemnify such persons to the full extent permitted by Delaware law. Each person will be indemnified in any proceeding if he acted in good faith and in a manner, which he reasonably believed to be in, or not opposed to, the best interest of the Company. Indemnification would cover expenses, including attorney's fees, judgments, fines and amounts paid in settlement.

      The Company's Articles of Incorporation also provided that the Company's Board of Directors may cause the Company to purchase and maintain insurance on behalf of any present or past director or officer insuring against any liability asserted against such person incurred in the capacity of director or officer or arising out of such status, whether or not the Company would have the power to indemnify such person. The Company has acquired directors' and officers' liability insurance.

      Insofar as indemnification for liabilities arising under the Securities Act, as amended (the "Securities Act") may be permitted to directors, officers, and controlling persons of the Company, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expense incurred or paid by a director, officer, or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person of the Company in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by a controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issues.

Item 7. Exemption from Registration Claimed

      Not applicable.

Item 8 Exhibits

      *4.1 1997 Employee Stock Option Plan

      *5.1 Opinion of Silverman, Collura & Chernis, P.C.

      *23.1 Consent of Silverman, Collura & Chernis, P.C. to be named in the Registration Statement. Reference is made to Exhibit 5.1 to this Registration Statement which includes such consent.

     **23.2 Consent of Weinick Sanders Leventhal & Co., LLP.

     *  Previously filed

    **  Filed with this Post-Effective Amendment No. 1

Item 9. Undertakings

(a) The undersigned registrant hereby undertakes;

      (1) To file, during any period in which offers or sales are being made, a post-effective amendment to the Registration Statement;

      (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

      (ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

      (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change of such information in the Registration Statement;

      Provided however that paragraphs (a)(1)(i) and (a)(1)(ii) shall not apply to information contained in periodic reports filed by the registrant pursuant to
Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

      (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof

      (3) To remove from registration by means of a post effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions or otherwise, the registrant has been advised that in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   Signatures

      Pursuant to the requirement of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on this Post Effective Amendment No. 1 to Form S-8, and has duly caused this Registration Statement to be signed on its behalf by the undersigned, therewith duly authorized, in Hauppauge, New York on May 3, 1999.


                                 ATEC GROUP INC.

                                    By:/s/SURINDER RAMETRA
                                       ----------------------------------
                                       Surinder Rametra, Chairman and CEO

                                Power of Attorney

      KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below, hereby constitutes and appoints Surinder Rametra, his true and lawful attorney-in-fact, with full power of substitution and resubstitution, for his and in his name, place and stead, in any and all capacities, to sign any or all amendments or supplements to this Registration Statement and to file the same with all exhibits thereto and other documents in connection therewith, with the Commission, granting unto said attorney-in-fact full power and authority to do and perform each and every act and thing necessary or appropriate to be done with respect to this Registration Statement or any amendments or supplements hereto and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

      Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in their respective capacities with ATEC Group, Inc. and on the dates indicated.

                                   Signatures

Signature                                 Title                        Date
---------                                 -----                        ----

s/Surinder Rametra                 Chairman of the Board             May 3, 1999
--------------------------          of Directors and CEO
Surinder Rametra,                   (Principal Executive Officer)
 as attorney-in-fact

*                                  Chief Financial Officer           May 3, 1999
--------------------------          (Principal Financial
James Charles                       and Accounting Officer)

*                                  Chief Operating Officer           May 3, 1999
--------------------------           and Director
Ashok Rametra

*                                  Director                          May 3, 1999
--------------------------
George Eagan

*                                  Director                          May 3, 1999
--------------------------
David Reback

* Surinder Rametra as attorney-in-fact.

                                Index to Exhibits

  *4.1  1997 Employee Stock Option Plan

  *5.1  Opinion of Silverman, Collura & Chernis, P.C.

 *23.1  Consent of Silverman, Collura & Chernis, P.C. (included in Exhibit 5.1)

**23.2  Consent of Weinick Sanders Leventhal & Co., LLP

* Previously filed

**Filed with this Post-Effective Amendment No. 1